UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Dow Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

March 28, 2022

Dear Fellow Stockholders:

We recently distributed proxy materials of Dow Inc. (the “Company” or “Dow”) in connection with the 2022 Annual Meeting of Stockholders to be held on April 14, 2022. Your vote and your support are very important at this year’s meeting.

The Board of Directors recommends that you vote FOR all director nominees in Agenda Item 1, FOR Agenda Items 2 and 3, and AGAINST stockholder proposal Agenda Item 4.

Of particular interest, we would like to highlight some points regarding the stockholder proposal Agenda Item 4, regarding an Independent Board Chairman. The Board believes that the combined CEO and Chairman roles and appointment of an independent Lead Director with clearly defined and expansive responsibilities is currently the most appropriate structure for the Company and is in the best interests of stockholders. The Board’s leadership structure is driven by the needs of the Company and is reviewed annually as part of the Company’s best practices in corporate governance.

Dow has a strong focus on corporate governance and is committed to independent and effective oversight of management. To ensure independent oversight and accountability, the Company has adopted duties of the Lead Director viewed favorably among industry participants, such as setting and approving the Board agenda and materials and leading executive sessions of the independent directors. A comprehensive description of the Board Leadership Structure is available beginning on page 28 of the proxy statement.

The Board’s leadership structure is driven by the needs of the Company and it is necessary to retain flexibility of the Board to manage its operations in a manner that best serves the interests of the stockholders and the Company. The Board and the Corporate Governance Committee do not believe that the adoption of proposal 4 is in the best interests of the Company and its stockholders at this time given the current governance protections.

Midland, Michigan USA

Dow Inc.

Letter to Stockholders

March 28, 2022

The Board of Directors recommends a vote AGAINST stockholder proposal Agenda Item 4 on the Independent Board Chairman.

We encourage you to review the stockholder proposal in its entirety, as well as management’s complete statement in opposition, in the 2022 Proxy Statement (pages 100 to 102).

Voting is easy – have your control number ready and either call the number or go online to follow the instructions on the proxy card or voting instruction form. You can also vote by mailing your completed proxy card or voting instruction form in the pre-paid envelope provided.

If you hold shares in multiple accounts, please vote each proxy card you receive to ensure that all your shares are represented at the 2022 Annual Meeting.

On behalf of your Board of Directors, thank you for your cooperation and continued support. We appreciate your vote.

Sincerely,

Jim Fitterling

Chairman and Chief Executive Officer

Please vote AGAINST stockholder proposal Agenda Item 4 – your vote is important no matter how many shares you hold.

If you have any questions or need assistance voting your shares,

please call our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-399-1581.